                                                                    EXHIBIT 10.1
                              THE GSI GROUP, INC.

                          SECOND AMENDED AND RESTATED
                   STOCK RESTRICTION AND BUY-SELL AGREEMENT
                             FOR NON-VOTING SHARES


     THIS SECOND AMENDED AND RESTATED STOCK RESTRICTION AND BUY-SELL AGREEMENT is made as of the 3rd day of March, 2001 by and among The GSI Group, Inc., a Delaware corporation (the "Corporation"), John C. Sloan ("Sloan"), Jorge Andrade ("Andrade"), and Howard Buffett ("Buffett") (Sloan, Andrade, and Buffett are hereinafter referred to collectively as the "Voting Shareholders,") and the persons identified on Exhibit A attached hereto, as amended from time to time (the "Non-Voting Shareholders").

                                   RECITALS
                                   --------

     The Voting Shareholders are owners and holders of all of the issued and outstanding voting shares ("Voting Shares") of common stock of the Corporation.

     The Non-Voting Shareholders are owners and holders of issued and outstanding non-voting shares ("Shares") of common stock of the Corporation.

     The parties hereto believe that in the interest of their continued success, it is desirable to maintain continuity in the management, policies and ownership of the Corporation, provide for the purchase of Shares upon the occurrence of certain contingencies and provide certain other agreements as more fully set forth herein.

     NOW, THEREFORE, for and in consideration of the above premises and the mutual covenants and agreements hereinafter contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

                                    ARTICLE
                                       1

                   INCORPORATION OF RECITALS AND DEFINITIONS
                   -----------------------------------------

     1.1  Incorporation of Recitals.  The Recitals are incorporated herein and
          -------------------------
constitute covenants, representations, and warranties of the Shareholders.


     1.2  Definitions.  For purposes of this Agreement:
          -----------

          (a) The term "and/or" shall mean one or the other or both, or any one Or more or all, of the things or persons in connection with which the conjunction is used.

          (b) The term "Approved Sale" shall mean the sale of the Corporation to an Independent Third Party (whether by merger, consolidation, sale of all or substantially all of its assets, or sale of a majority of the Voting Shares) approved by the Corporation's Board of Directors and/or the Controlling Shareholders.

          (c) The term "Controlling Shareholders" shall mean the Voting Shareholders owning more than fifty percent (50%) of the outstanding voting shares of the Corporation's stock.

          (d) The term "Event" shall mean an event which triggers the right to purchase or sell Shares hereunder and shall specifically refer to:

              (i)    the death of a Shareholder;
              (ii)   the termination of employment of a Shareholder;
              (iii)  the Effective Date of Permanent Disability; or
              (iv) the delivery by the Offering Shareholder of a Notice of an Offer (as such terms are defined in Section 3.1 below).

          (d) The term "Independent Third Party" means any person who, immediately prior to the contemplated transactions, does not own in excess of 5% of the Voting Shares, who is not controlling, controlled by, or under common control with any such 5% owner of the Voting Shares, and who is not the spouse or descendant (by birth or adoption) of any such 5% owner.

          (e) The term "Non-Voting Shareholder" shall mean any person or entity that at any time may become a party hereto by reason of his ownership of Shares.

          (f) The term "Shares" shall mean all shares of Corporation's non-voting common stock now owned or hereafter acquired by any Shareholder, including but not limited to, newly authorized non-voting shares issued or credited in connection with any stock dividend, stock split, or other capital readjustment, as well as any voting trust certificates (there being none at this date) representing any non-voting shares issued by the Corporation and owned by the Non-Voting Shareholder which are part of any voting trust or similar agreement.

          (g) The term "Shareholders" and/or "Shareholder" shall mean the Voting Shareholders, Non-Voting Shareholders, and/or any other person or entity that at any time may become a party hereto by reason of his or its ownership of Shares and/or Voting Shares of the Corporation's stock.

          (h) The term "Voting Shareholder" shall mean any person or entity that is the record owner of Voting Shares.

                                    ARTICLE
                                       2

                             RESTRICTION ON SHARES
                             ---------------------

     2.1  Prohibition on Transfer.  Except as expressly permitted herein, none
          -----------------------
of the Non-Voting Shareholders shall at any time sell, pledge, hypothecate, transfer, encumber, assign, give away or in any way dispose of any Shares now owned or hereafter acquired by him, nor shall such Shares be transferable, voluntarily or involuntarily, by operation of law or otherwise, except in strict compliance with the covenants, terms, and conditions set forth in this Agreement. Any attempt to do so in violation of this Agreement shall not be recognized by the Corporation and shall be null and void and of no force or effect whatsoever. The Shareholders acknowledge and agree that the rights afforded Sloan pursuant to the terms of any documents and/or agreements pertaining to the sale of Shares by Sloan to any given Non-Voting Shareholder shall, with respect to such Shares acquired by the Non-Voting Shareholder from Sloan, supersede the rights and obligations of the parties hereunder.

     2.2  Legend on Certificates.  The Corporation shall cause to be placed on
          ----------------------
each certificate of its Shares which may now or hereafter be issued to a Non-Voting Shareholder (except certificates evidencing Shares sold free of the restrictions of this Agreement), a notice in the following form:

          "The shares of stock evidenced by this Certificate are subject to the terms and conditions of a Stock Restriction and Buy-Sell Agreement for Non-Voting Shares (the "Agreement") among the Corporation and the Shareholders. A copy of the Agreement is on file at the offices of the Corporation, reference to all the terms and conditions thereof being hereby made. No sale or transfer of the shares evidenced hereby may be effected, except pursuant to the terms and conditions of the Agreement."

If such legend is placed on the reverse side rather than the face of any such certificate, there shall be placed on the face of such certificate a legend in the following form:

          "For restrictions on transfer, see notice on reverse side hereof."

     2.3  Wrongful Transfer.  Subject to Section 2.1 hereof, no sale, pledge,
          -----------------
hypothecation, transfer, encumbrance, assignment, gift, or other disposition by a Non-Voting Shareholder of any of his Shares shall be effective, unless and until: (i) he has first complied with all the provisions of this Agreement, and
(ii) his transferee shall take such Shares subject to the terms of this Agreement, and shall agree in writing to become a party to this Agreement as a Shareholder and to be bound by all of the terms, conditions, and provisions hereof. If a Non-Voting Shareholder fails to comply with this Agreement, the Voting Shareholders and/or the Corporation shall have the right to compel such Non-Voting Shareholder or any transferee to transfer and deliver his Shares in accordance with the provisions of this Agreement.

     2.4  Maintenance of S Corporation Status.
          -----------------------------------

          (a) Each Non-Voting Shareholder agrees that he will take all actions necessary or desired to permit the Corporation to retain its tax status as an S Corporation ("S Corporation") under Subchapter S (Section 1361 et seq.) of the Internal Revenue Code of 1986, as amended (the "Code"), including but not limited to, the execution and delivery of any and all consents and other documents required at any time for the continuance of S Corporation status, or required to carry out, effectuate, implement or exercise any and all other elections available to, or powers exercisable by, a corporation having elected S Corporation status. Unless and until the Controlling Shareholders direct otherwise in writing, the Non-Voting Shareholders shall not take any action which will cause the Corporation not to be taxed as an S Corporation.

          (b) Subject to the limitations of the Delaware General Corporation Law ("DGCL"), as long as the Corporation remains an S Corporation, each Shareholder agrees to take all actions necessary to cause the Board of Directors of the Corporation to declare and pay to the Shareholders dividends each year in an amount not less than all federal and state income taxes, including but not limited to, estimated tax payments payable by the Shareholders each year with respect to the income of the Corporation, based upon the maximum marginal federal and state individual income rates applicable to any Shareholder.

          (c) Upon any transfer of the Shares permitted hereunder, the Corporation may require arrangements reasonably satisfactory to it to assure that any transferee shall take any and all action necessary to maintain the Corporation's election of S Corporation status under Subchapter S of the Code.

     2.5  Tag-along Rights.  The Controlling Shareholders agree that if they
          ----------------
sell or transfer, in the aggregate, a majority of the Voting Shares to a third party, they will first give written notice (the "Tag-along Notice") to the Non-Voting Shareholders stating all of the material terms of the offer. Each Non-Voting Shareholder may then participate pro rata in such transfer based on his proportionate holding of Shares in relation to the total number of outstanding shares (both voting and non-voting) of the common stock of the Corporation. If a Non-Voting Shareholder wishes to participate in such transaction, he will give the Corporation and the Voting Shareholders written notice within five (5) days of receipt of the Tag-along Notice, and the sale transaction will not close prior thereto. The foregoing notwithstanding, the provisions of this Section
2.5 shall not apply to (i) any transfers of Voting Shares among or between the Voting Shareholders and/or their respective family members, in trust or otherwise, either during their lifetimes or after their deaths, and (ii) the pledge or hypothecation of Voting Shares.

     2.6  Drag-along Rights.  In the event of an Approved Sale, each of the Non-
          -----------------
Voting Shareholders agrees to sell his Shares on the terms and conditions approved by the Corporation's Board of Directors and/or the Controlling Shareholders. Each Non-Voting Shareholder agrees not to exercise any statutory dissenters' rights with regard to an Approved Sale and agrees to take all necessary and desirable actions in connection with the consummation of the Approved Sale. The foregoing notwithstanding, the right of the Corporation and/or the Controlling Shareholders to consummate any Approved Sale structured as a sale of common stock is subject to the satisfaction of the condition that, upon the consummation of the Approved Sale, each Non-Voting Shareholder will receive the same form and amount of consideration per Share as the Voting Shareholders receive for their Voting Shares, or if the Voting Shareholders are given an option as to the form and amount of consideration to be received, the Non-Voting Shareholders will be given the same option.

                                    ARTICLE
                                       3

                   PURCHASE OF SHARES - RIGHT OF FIRST OFFER
                   -----------------------------------------

     3.1  Notice of Transfer.  If a Non-Voting Shareholder (the "Offering
          ------------------
Shareholder") receives during his lifetime any bona fide offer in cash and/or marketable securities (an "Offer") to sell or otherwise transfer any or all of his Shares (the "Offered Shares") to any other Non-Voting Shareholder, the Offering Shareholder shall give at least sixty (60) days prior written notice to the Corporation and the Voting Shareholders of his intention to so transfer his Shares (the "Notice"). The Notice shall state (i) the number of Offered Shares;
(ii) the name of the Non-Voting Shareholder who is the proposed transferee (the "Transferee"); (iii) the consideration, if any, to be paid for the Offered Shares, which consideration shall be in the form of cash and/or marketable securities (the "Offered Price"); (iv) the date upon which the proposed transfer to the Transferee is to be consummated; and (v) all other material terms of the proposed transfer. A copy of any written agreement (whether executed or not) evidencing the Offer shall be attached to the Notice.

     3.2  Rights of First Refusal.  From and after the date of the Notice
          -----------------------
("Notice Date"), the Voting Shareholders and the Corporation shall have options to purchase the Offered Shares, upon the terms set forth in Section 3.3 hereof, exercisable in the order of priority and within the time periods set forth below, provided, however, that unless the exercise of the option(s) set forth in this Section 3.2 result in the purchase, in the aggregate, of all of the Offered Shares, the exercise of such option(s) shall be null and void:

          (a) For a period of twenty-one (21) days after the Notice Date ("Sloan's Option Period"), Sloan shall have the option to purchase all or any portion of the Offered Shares ("Sloan's Option"). Sloan shall exercise Sloan's Option, if at all, by giving written notice to that effect to the Offering Shareholder, the other Voting Shareholders, and the Corporation within Sloan's Option Period.

          (b) For a period of twenty-one (21) days following the first to occur of (i) the expiration of Sloan's Option Period without Sloan exercising his option or (ii) Sloan's written notice to the Offering Shareholders, the other Voting Shareholders, and the Corporation that he will not purchase any or all of the Offered Shares (the "Voting Shareholders' Option Period"), the Voting Shareholders, other than Sloan, shall have the option to purchase all of the Offered Shares not being purchased by Sloan (the "Voting Shareholders' Option"). In the event that one or more of such Voting Shareholders exercises the Voting Shareholders' Option, then unless otherwise agreed, each such Voting Shareholder must purchase that percentage of the Offered Shares not being purchased by Sloan equal to his proportionate ownership of the Shares owned by all of the electing Voting Shareholder. Each Voting Shareholder shall exercise the Voting Shareholders' Option, if at all, by giving written notice to that effect to Sloan, the other Voting Shareholders, the Corporation, and the Offering Shareholder within the Voting Shareholders' Option Period.

          (c) For a period of fourteen (14) days following the first to occur of
(i) the expiration of the Voting Shareholders' Options Period without Sloan and the other Voting

Shareholders exercising their options; or (ii) written notice to the Corporation and the Offering Shareholder that neither Sloan nor the other Voting Shareholders intend to purchase all of the Offered Shares (the "Corporation's Option Period"), the Corporation shall have the option to purchase all of the Offered Shares not being purchased by Sloan or the other Voting Shareholders (the "Corporation's Option"). The Corporation shall exercise the Corporation's Option, if at all, by giving written notice to that effect to the Offering Shareholder and the Voting Shareholders within the Corporation's Option Period.

     3.3  Purchase Price and Terms.  In the event Sloan's Option, the Voting
          ------------------------
Shareholders' Option and/or the Corporation's Option is exercised, the party(ies) exercising such option(s) shall purchase the Offered Shares at a price (in cash and/or marketable securities) equal to the cash value of the Offered Price (determined as of the date of the closing), upon the same terms and conditions set forth in the Notice, provided that the closing of such purchase shall occur in the manner described in Section 7.2(a) hereof.

     3.4  Failure to Exercise Rights of First Refusal Options.  If Sloan, the
          ---------------------------------------------------
Voting Shareholders and the Corporation fail to exercise their respective options in accordance with Section 3.2 hereof to purchase in the aggregate all of the Offered Shares, the Offered Shares may be transferred to the Transferee as provided in the Notice. The effectiveness of such transfer is conditioned upon the Transferee then being a Non-Voting Shareholder immediately prior to such transfer and his reaffirming in writing his agreement to be bound by all of the terms, conditions, and provisions of this Agreement. If the transfer does not occur in accordance with the terms disclosed in the Notice, such transfer shall be automatically null and void without any further action being required on the part of the Corporation or the Voting Shareholders, and any attempt to transfer the Offered Shares thereafter without first complying with the terms of this Article 3 shall be deemed a wrongful transfer within the meaning of Section
2.3 hereof.

                                    ARTICLE
                                       4

                               PURCHASE OF SHARES
                               ------------------

     4.1  Purchase Upon Death, Permanent Disability or Termination of Employment
          ----------------------------------------------------------------------
of Non-Voting Shareholder.  If a Non-Voting Shareholder dies (the "Decedent"),
-------------------------
becomes Permanently Disabled (the "Disabled Shareholder" as defined below), or his employment by the Corporation terminates for reasons other than his death or permanent disability (the "Terminating Shareholder") (a Decedent, Disabled Shareholder, or Terminating Shareholder is sometimes hereinafter referred to as a "Departed Shareholder"), the Shares owned by the Departed Shareholder or, as the case may be, his legal representative (the "Representative") shall be subject to the following rights and obligations. Accordingly, the Non-Voting Shareholders, for themselves and their respective heirs, successors, representatives and assigns, agree as follows:

          (a) For a period of sixty (60) days following: (i) the date of the Decedent's death, (ii) the Effective Date of Permanent Disability (as defined below) of the Disabled Shareholder, or (iii) the last date of employment of the Terminating Shareholder, as the case may be (such 60 day period is referred to as "Sloan's Purchase Option Period"), Sloan shall have the option to purchase all or any portion of the Departed Shareholder's Shares ("Sloan's Purchase Option"), at the price and on the terms set forth in Article 5, 6 and 7 hereof. Sloan shall exercise Sloan's Purchase Option, if at all, by giving written notice to that effect to the Departed Shareholder or his Representative, the other Voting Shareholders, and the Corporation within Sloan's Purchase Option Period.

          (b) For a period of thirty (30) days following the first to occur of
(i) the expiration of Sloan's Purchase Option Period without Sloan exercising his option or (ii) Sloan's written notice to the Departed Shareholder or his Representative, the other Voting Shareholders, and the Corporation that he will not purchase any or all of the Departed Shareholder's Shares (the "Voting Shareholders' Purchase Option Period"), the Voting Shareholders, other than Sloan, shall have the option to purchase all of the Departed Shareholder's Shares not being purchased by Sloan (the "Voting Shareholders' Purchase Option"), at the price and on the terms set forth in Articles 5, 6, and 7 hereof. In the event that one or more of the Voting Shareholders elects to purchase the Departed Shareholder's Shares, then unless otherwise agreed, each electing Voting Shareholder must purchase that percentage of the Departed Shareholder's Shares not purchased by Sloan equal to his proportionate ownership of the Shares owned by all of the electing Voting Shareholders. Each Voting Shareholder shall exercise the Voting Shareholders' Purchase Option, if at all, by giving written notice to that effect to Sloan, the other Voting Shareholders, the Corporation, and the Departed Shareholder within the Voting Shareholders' Purchase Option Period.

          (c) For a period of thirty (30) days following the first to occur of
(i) the expiration of the Voting Shareholders' Purchase Option Period without Sloan and the other Voting Shareholders exercising their respective options or
(ii) written notice to the Corporation and the Departed Shareholder or his Representative that neither Sloan nor the other Voting Shareholders intend to purchase all of the Departed Shareholder's Shares (the "Corporation's Purchase Option Period"), the Corporation shall have the option to purchase all of the Departed Shareholder's Shares not being purchased by Sloan or the other Voting Shareholders (the "Corporation's Purchase Option"). The Corporation shall exercise the Corporation's Purchase Option, if at all, by giving written notice to that effect to the Departed Shareholder or his Representative and to the Voting Shareholders within the Corporation's Purchase Option Period.

          (d) In the event the Voting Shareholders and the Corporation do not exercise their options with respect to all of the Departed Shareholder's Shares, the Departed Shareholder or his Representative, as the case may be, shall hold the Departed Shareholder's Shares not so purchased subject to the terms, conditions, and provisions of this Agreement.

          (e) Notwithstanding the foregoing provisions of this Section 4.1, but subject in all events to the rights and obligations to sell Shares otherwise set forth herein, any Senior Terminating Shareholder (as defined below) who resigns prior to January 1, 2002, may irrevocably elect to defer the purchase and sale of his Shares (due to such termination of employment), such that with respect to determining the Purchase Price for such Senior Terminating Shareholder's Shares, the Event shall be deemed to have occurred either on January 1, 2002 or on the fifth (5th) anniversary of the last day of such Senior Terminating Shareholder's employment by the Corporation. The Senior Terminating Shareholder shall give written notice of such election to the Voting Shareholders and the Corporation within thirty
(30) days following the last day of his employment, which notice shall express such irrevocable election and shall specify whether, for purposes of Section 5.1 hereof, the Event shall be deemed to occur on January 1, 2002 or on the fifth
(5th) anniversary of the last date of his employment. In such circumstance, Sloan's Purchase Option Period, the Voting Shareholder's Purchase Option Period, and the Corporation's Purchase Option Period shall pertain as if the date designated by such Senior Terminating Shareholder for the Event was the last day of his employment. As used herein, the term "Senior Terminating Shareholder" means a Terminating Shareholder who, at the time he first acquired Shares, was either (i) 62 years of age, or (ii) employed by the Corporation for a period of at least twenty (20) years.

     4.2  Definition of Permanent Disability.  A Non-Voting Shareholder shall be
          ----------------------------------
deemed to be "Permanently Disabled" upon the first to occur of the following events:

          (a) if by reason of injury, sickness or other incapacity he is unable, for a period of six (6) consecutive months or for any six (6) months during a nine (9) consecutive month period, to discharge his regular duties and responsibilities as an employee and/or officer of the Corporation. If the parties shall at any time be unable to agree on whether a Non-Voting Shareholder is or has been so disabled, the Corporation and the Non-Voting Shareholder shall promptly and jointly appoint a medical doctor; or if they are unable to so agree, they shall each promptly appoint a medical doctor to make such determination, and the collective decision of such medical doctors shall be binding on all parties hereto. If such doctors are unable to agree, they shall promptly appoint a third medical doctor to make such determination, and the decision of such third medical doctor shall be binding on all parties hereto; or

          (b) the failure or refusal of a Non-Voting Shareholder to submit to any examination or to appoint a medical doctor pursuant to subsection (a) of this Section 4.3 within sixty (60) days after the date on which the Non-Voting Shareholder receives a written notice from the Voting Shareholders and/or the Corporation to do so; or

          (c) the adjudication of such Non-Voting Shareholder as an incompetent or a disabled person by a court of competent jurisdiction.

     4.3  Definition of Effective Date of Permanent Disability.  If a Non-Voting
          ----------------------------------------------------
Shareholder is deemed to be Permanently Disabled pursuant to Section 4.2 hereof, then the "Effective Date of Permanent Disability" shall be the first to occur of the following:

          (a) the date upon which the examining doctor(s) determine(s) that the Non-Voting Shareholder is Permanently Disabled; or

          (b) the sixtieth (60th) day immediately succeeding the day on which the Non-Voting Shareholder receives a written notice from the Voting Shareholders and/or the Corporation to submit to an examination pursuant to
Section 4.3(a) hereof, if the Non-Voting Shareholder fails or refuses to submit to such examination or fails or refuses to appoint a medical doctor; or

          (c) the sixtieth (60th) day immediately succeeding the date of the adjudication described in Section 4.2(c) hereof, unless prior to the expiration of such period the adjudication has been reversed, vacated, or overruled; or

          (d) the first day of the seventh (7th) consecutive month or the first day of the seventh (7th) month during any nine (9) consecutive month period of the Non-Voting Shareholder's inability to perform his regular duties and responsibilities as an employee and/or officer of the Corporation as a result of his injury, sickness, or other incapacity.

                                    ARTICLE
                                       5

                      DETERMINATION OF THE PURCHASE PRICE
                      -----------------------------------

     5.1  Purchase Price.  The parties hereto recognize the problems relative to
          --------------
determining the value of the Corporation. As a result, the parties hereto agree that the purchase price ("Purchase Price") for each Share to be purchased pursuant to Article 4 hereof shall be Six and 34/100 Dollars ($6.34) per Share. The Purchase Price shall be conclusive and binding on the parties hereto.

     5.2  Adjustments to Purchase Price.  The Voting Shareholders may review and
          -----------------------------
adjust the Purchase Price once each year, in light of the audited financial results of the Corporation as well as any other factors that, in the Voting Shareholders' judgment, are relevant in determining the Corporation's value; provided, however, that for the purposes of calculating the Purchase Price with respect to any Event that gives rise to a purchase under Article 4, the Purchase Price in effect on the date of the Event shall control.

                                    ARTICLE
                                       6

                PAYMENT OF THE PURCHASE PRICE AND OTHER MATTERS
                -----------------------------------------------

     6.1  Payment.  The Purchase Price for the Shares purchased hereunder shall
          -------
be paid in full in cash at the closing, except that at the option of each purchasing party, up to seventy percent (70%) of the Purchase Price may be deferred as set forth herein, provided that at least thirty (30%) of the Purchase Price is paid in cash at closing. Notwithstanding the foregoing, if the Event resulting in a sale of Shares is a Shareholder being terminated for Cause, up to ninety percent (90%) of the Purchase Price may be deferred as set forth herein, provided that at least ten percent (10%) of the Purchase Price is paid in cash at closing.

     6.2  Promissory Note.  The deferred portion of the Purchase Price shall be
          ---------------
evidenced by a promissory note (the "Note") of the purchasing party made payable to the order of the selling party. The Note shall be in the form of Exhibit "B" attached hereto and shall be dated as of the closing. Except as otherwise set forth below, the principal balance shall be paid over a time not exceeding sixty
(60) months, and each installment of the principal balance shall include interest accruing from the date of the Note, at a rate announced from time to time by the LaSalle

Bank N.A. as its prime rate (the "Interest Rate"); provided, however, that if the Event resulting in a sale of Shares is a Shareholder being terminated for Cause, the principal balance shall be paid over a time not exceeding one hundred twenty (120) months. In all cases, the terms of payment shall be those set forth in the attached Exhibit B.

     6.3  Life Insurance Proceeds.  Notwithstanding anything to the contrary
          -----------------------
contained in Section 6.1 hereof, in the event the Corporation is the owner and beneficiary of one or more insurance policies ("Policies") on the life of a Shareholder who owns Shares at the time of his death (the "Deceased Shareholder"), the death benefits under the Policies, net of applicable taxes on such proceeds, if any, shall be paid upon the Corporation's receipt thereof as follows: (i) to Sloan, but only to the extent any amounts due to Sloan on account of the purchase of the Shares by the Deceased Shareholder remain outstanding and unpaid, (ii) to the estate of the Deceased Shareholder on account of the Purchase Price of the Shares on behalf of the Corporation pursuant to Subsection 4.1(c), and (iii) the balance of such proceeds, if any, shall be paid to the Corporation as a contribution to capital on behalf of the Remaining Shareholders pro rata to their voting Shares.

     6.4  Sloan Note Payoff.  In connection with the closing of the purchase of
          -----------------
any Shares pursuant to Articles 3 or 4, Sloan shall be paid the outstanding unpaid principal amount and accrued interest, if any, due to Sloan with respect to such Shares on account of the initial purchase of such Shares by the selling Shareholder from Sloan.

                                    ARTICLE
                                       7

                                  THE CLOSING
                                  -----------

     7.1  Location.  Unless otherwise agreed by the parties, the closing of the
          --------
sale and purchase of the Shares under Article 3 or 4 hereof shall take place at the Corporation's principal headquarters office.

     7.2  Time.
          ----

          (a) Article 3 Transfer.  In the case of a purchase of Shares under
              ------------------
Article 3, the closing shall take place in accordance with the terms of the Notice, provided that the closing shall not take place earlier than thirty (30) days after the latest to occur of (i) the expiration of the last option which may be exercised with respect to the Offering Shareholder's Shares or (ii) with respect to the Corporation only, the earliest date on which the Corporation is permitted to purchase the Shares pursuant to the terms of (x) the Indenture, dated as of November 1, 1997, between the Corporation and LaSalle National Bank, as trustee, relating to the $100 Million aggregate principal amount 10 1/4% Senior Subordinated Notes due 2007 (the "Indenture"), and (y) any other material financing agreement.

          (b) Article 4 Transfer.  In the case of a purchase of Shares under
              ------------------
Article 4, the closing shall take place within thirty (30) days after the latest to occur of (i) the expiration of the last option which may be exercised with respect to the Departed Shareholder's Shares; or (ii) with respect to the Corporation only, the earliest date on which the Corporation is permitted to purchase the Shares pursuant to the terms of the Indenture and any other material financing agreement.

          (c) Restricted Purchase.  Notwithstanding anything else contained in
              -------------------
Article 4 hereof, it is the intention of the parties hereto that the provisions of Subsections 7.2(a)(ii) and 7.2(b)(ii) be interpreted to postpone the closing of purchases by the Corporation only to the extent required by the Indenture or other material financing agreement, and that the Corporation close all of the purchases of Shares for which it has exercised options as expeditiously as possible. Accordingly, in the event the Corporation is not permitted to close the purchase of all Shares for which it has exercised an option, the Corporation shall purchase as many Shares for which it has exercised options as may be permitted by the Indenture or other material financing agreement, as otherwise provided in this Section 7.2, and shall thereafter acquire any remaining such Shares for which it has exercised an option in one or more additional closings to be held within thirty (30) days of first being permitted to acquire any such additional Shares pursuant to the Indenture or other material financing agreement. Notwithstanding the foregoing, the Corporation shall not be required to close the purchase of Shares with respect to any specific Representative, Disabled Shareholder, or Terminating Shareholder more than once each fiscal quarter. Further, in the event the Corporation is obligated to purchase Shares from more than one holder thereof (including holders of non-voting stock) in a given fiscal quarter and is restricted in its ability to do so as a result of the Indenture or other material financing agreement, the Corporation shall allot the number of shares of stock that it is able to purchase within any given fiscal quarter pro rata based on the total number of Shares that would have been purchased by the Corporation as a result of such Events had the Indenture or other material financing agreement restrictions not been in effect.
Restrictions applicable to the Corporation shall not affect the timing of the closing of any purchase of Shares by any other third party.

     7.3.  Execution and Delivery of Documents.  Upon the closing of the sale
           -----------------------------------
and purchase, the selling Non-Voting Shareholder and the purchasing party shall execute and deliver to each other the various documents which shall be required to carry out their undertakings hereunder, including without limitation, the payment of cash and the execution and delivery of the Note and any collateral instruments.

     7.4.  Resignation as Officer.  Upon the closing of the sale and purchase,
           ----------------------
the selling Non-Voting Shareholder shall resign as an officer of the Corporation, if he holds any such position.

                                    ARTICLE
                                       8

                            TERMINATION OF AGREEMENT
                            ------------------------

     8.1  Events Causing Termination.  This Agreement and all restrictions on
          --------------------------
transfer created hereby shall terminate on the occurrence of any of the following events:

          (a) Upon the adoption of a plan of dissolution of the Corporation, provided such plan is carried out diligently and all assets remaining after payment of or provision for liabilities are distributed to the Shareholders within a reasonable time thereafter; or

          (b) The execution of a written instrument to that effect signed by the Controlling Shareholders and the Corporation; or

          (c) Permanent cessation of the business of the Corporation; or

          (d) The sale of substantially all of the assets or business of the Corporation; or

          (e) The Voting Shareholders becoming the legal and beneficial owner of all then issued and outstanding shares; or

           (f) The consummation of a firm underwritten public offering (a "Public Offering") of securities of the Corporation.

     8.2  Effect of Termination.  The termination of this Agreement for any
          ---------------------
reason shall not affect any right or remedy accrued hereunder prior to the effective date of such termination.

                                    ARTICLE
                                       9

                                 MISCELLANEOUS
                                 -------------

     9.1  Piggy-back Registration Rights.  The Corporation agrees that at any
          ------------------------------
time during the term of this Agreement, if the Corporation shall seek a Public Offering, each Non-Voting Shareholder shall be notified and shall be entitled to elect to have included in such proposed registration, without cost or expense, such number of Shares as the underwriter for the offering shall permit; provided, however, that in the event the underwriter shall permit less than all of the Shares to be registered, the number of Shares included in such registration shall be reduced on a pro rata basis among the Non-Voting Shareholders (the "Piggy-Back Rights"). In the event of such a proposed registration, the Corporation shall furnish the Non-Voting Shareholders with no less than thirty (30) days written notice prior to the proposed filing of the registration statement. Such notice shall continue to be given by the Corporation to such Non-Voting Shareholders for each proposed registration by the Corporation until such time as all of the Shares have been registered. Such Non-Voting Shareholders shall exercise their Piggy-Back Rights by giving written notice within twenty (20) days of the receipt of the Corporation's notice of intention to file a registration statement.

     9.2  Noncompetition and Nondisclosure:
          --------------------------------

          (a) Each Non-Voting Shareholder acknowledges that the successful development and marketing of the Corporation's products and services requires substantial time and expense. Such efforts generate for the Corporation valuable and proprietary information ("Confidential Information") which gives the Corporation a business advantage over others who do not have such information. Confidential Information of the Corporation includes, but is not limited to, the following: business strategies and plans; proposals; deliverables; prospects and customer lists; financial information; pricing data; methodologies; training materials; account information; and computer software. Each Non-Voting Shareholder acknowledges that during his employment, he will have access to and obtain knowledge of such Confidential Information. Accordingly, each Non-Voting Shareholder agrees to undertake the following obligations, which he acknowledges to be reasonably designed to protect the Corporation's legitimate business interests without unnecessarily or unreasonably restricting the Non-Voting Shareholder's post-employment opportunities:

     (i) Upon termination of the Non-Voting Shareholder's Employment for any reason, the Non-Voting Shareholder shall return all Corporation property in his possession, custody, or control, including without limitation all files, notes, records, charts, computer programs, customer business cards, or any other documents or things containing, in whole or in part, any of the Corporation's Confidential Information.

     (ii) During the Non-Voting Shareholder's employment and subsequent to the termination of his employment, each Non-Voting Shareholder agrees to treat all of the Corporation's Confidential Information as confidential and to take all necessary precautions against the disclosure of such information to third parties. Each Non-Voting Shareholder shall refrain from using or disclosing to any person, without the prior written approval of the Corporation's Chief Executive Officer, any of the Corporation's Confidential Information, unless at that time the information has become generally and lawfully known to the Corporation's competitors.

          (b) Each Non-Voting Shareholder agrees that (except as agreed to in writing by the Corporation) during his employment with the Corporation and for a period of eighteen (18) months after the termination of his employment for any reason whatsoever or for no reason, whether voluntary or involuntary, the Non-Voting Shareholder will not, except on behalf of the Corporation:

     (i) become associated, directly or indirectly, whether as an investor (excluding investments representing less than one percent (1%) of the common stock of a public company), lender, owner, officer, director, employee, agent, consultant, or any other capacity with any business that competes with the products or services being provided by the Corporation.

     (ii) solicit, induce, or assist in any way (directly or indirectly) in the inducement of any employee of the Corporation away from the Corporation or from the faithful discharge of such employee's contractual and fiduciary obligations to serve the Corporation's interests with undivided loyalty; or

     (iii) solicit or assist in any way (directly or indirectly) in the solicitation of business with or from any customer of the Corporation, or prospective customer of the Corporation during the Non-Voting Shareholder's employment with the Corporation.

          (c) It is agreed that any breach or anticipated or threatened breach of any of the Non-Voting Shareholder's covenants contained in this Section 9.2 will result in irreparable harm and continuing damages to the Corporation and its business and that the Corporation's remedy at law for any such breach or anticipated or threatened breach will be inadequate; and, accordingly, in addition to any and all other remedies that may be available to the Corporation at law or in equity in such event, any court of competent jurisdiction may issue a decree of specific performance or issue a temporary and permanent injunction, without the necessity of the Corporation posting bond or furnishing other security and without proving special damages or irreparable injury, enjoining and restricting the breach, or threatened breach, of any such covenant. In addition to, and not in lieu of, the foregoing rights and remedies, the Corporation shall be entitled to receive from the breaching Non-Voting Shareholder an amount equal to the unpaid balance, if any, of the Purchase Price due to the breaching Non-Voting Shareholder (as of the date such breach first occurred) with respect to the purchase of his Shares, and such amount may be set off from any monies due such breaching Non-Voting Shareholder by the Corporation, which amount shall constitute liquidated damages and not a penalty. In the event the maker of the Note is someone other than the Corporation, the breaching Non-Voting Shareholder shall be deemed to have irrevocably assigned to the Corporation all of his right, title, and interest in and to the Note, including without limitation the balance of any and all amounts remaining unpaid thereunder, and no additional amounts shall be owed to such breaching Non-Voting Shareholder under the Note.

     9.3  Effect of Improper Transfer.  If a transfer or attempted transfer
          ---------------------------
violates any provision of this Agreement or if the transferor, after the transfer, reacquires all or any portion of the transferred Shares, such transfers or attempted transfers shall be null and void, and the Shares transferred or attempted to be transferred shall remain subject to this Agreement as if no transfer had been made.

     9.4  Entire Agreement.  The terms, conditions, and covenants contained
          ----------------
herein are the full and complete terms of the agreement between the parties hereto regarding the subject matter hereof and supersede any and all prior agreements by and among the Corporation and the Shareholders concerning the ownership, sale, or other disposition of the Shares. No alterations, amendments, or modification of such terms shall be binding on the parties hereto unless reduced to writing and approved by the Board of Directors of the Corporation.

     9.5  Binding Effect.  This Agreement shall be binding not only upon the
          --------------
parties hereto, but upon their respective heirs, legal representatives, successors, transferees and assigns. All persons bound hereby shall execute such instruments and perform such acts as may be reasonably necessary or desirable to effectuate the terms and provisions of this Agreement. Whenever used in this Agreement, the term Non-Voting Shareholder shall refer to all individuals referred to on Exhibit A attached hereto, as amended from time to time, and to all persons or entities who subsequently acquire the Shares for so long as they shall have any interest in the Shares.

     9.6  Adoption by Corporation.  The Voting Shareholders will cause the Board
          -----------------------
of Directors to adopt appropriate minutes and resolutions recognizing, confirming, ratifying, and adopting the terms of this Agreement and any amendments to the By-laws consistent with the provisions herein.

     9.7  Reference in Will.  Each Non-Voting Shareholder shall make reference
          -----------------
to this Agreement in any will or codicil that he may hereafter execute and shall direct the executor therein to comply with all of the terms and provisions of this Agreement.

     9.8  Notices.  Any and all notices given in connection with this Agreement
          -------
shall be deemed adequately given only if in writing and personally delivered (including overnight delivery by messenger); sent by first class registered or certified mail, postage prepaid, return receipt requested; or sent by facsimile, provided a hard copy is mailed on that date to the party for whom such notices are intended. A written notice shall be deemed to have been given to the recipient party on the earlier of (i) the date it is delivered to the address required by this Agreement; (ii) the date delivery shall have been refused at the address required by this Agreement; (iii) with respect to notices sent by mail, the date as of which the postal service shall have indicated such notice to be undelivered at the address required by this Agreement, or (iv) with respect to a facsimile, the date on which the facsimile is sent. Any and all notices referred to in this Agreement, or which any party desires to give to the other, shall be addressed as follows:

Name                            Address
----                            -------

To the Corporation              The GSI Group, Inc.
                                P.O. Box 20
                                Assumption, IL 62510
                                Attn:  Chief Executive Officer

To Sloan                        John C. Sloan
                                c/o The GSI Group, Inc.
                                P.O. Box 20
                                Assumption, IL 62510

To Andrade                      Jorge Andrade
                                c/o The GSI Group, Inc.
                                P.O. Box 20
                                Assumption, IL 62510

To Buffett                      Howard G. Buffett
                                c/o The GSI Group, Inc.
                                P.O. Box 20
                                Assumption, IL 62510

To the Non-Voting Shareholders  at their respective addresses as set forth on
                                Exhibit A attached hereto

or to such other address as the person to whom notice is to be given may have furnished to the other in writing in accordance herewith. A communication given by any other means shall be deemed duly given when actually received by the addressee.

     9.9  Specific Performance.  The Shares cannot be readily purchased or sold
          --------------------
in the open market, and for that reason, among others, the parties will be irreparably damaged in the event that this Agreement is not specifically enforced. Should any dispute arise concerning whether a proposed sale or disposition of the Shares would violate this Agreement, the parties agree that an injunction may be issued restraining any sale or disposition pending the resolution of such controversy. In the event of any controversy concerning the right or obligation to purchase or sell any of the Shares, such right or obligation shall be enforceable in a court of equity by a decree of specific performance. Such remedy shall, however, be cumulative and not exclusive, and shall be in addition to any other remedy which the parties may have a law, in equity, or otherwise.

     9.10  Construction of Terms.  Unless otherwise specifically provided, a
           ---------------------
reference to a particular "section", "Section", or "Article" shall mean the section, Section, or Article in this Agreement.

     9.11  Governing Law.  This Agreement shall be interpreted, governed, and
           -------------
construed in all respects in accordance with the internal laws of the State of Illinois, and any action commenced to enforce any of the provisions hereof shall be brought in either the Illinois Circuit Court for the Fourth Judicial District or the United States District Court for the Central District of Illinois, Springfield Division.

     9.12  Payment of Legal Costs and Expenses.  In the event any action is
           -----------------------------------
commenced to challenge or enforce the terms and provisions hereof, the party who is successful in such action based upon a final, unappealable court order, shall be reimbursed by the unsuccessful party for his fees, costs, and expenses (including without limitation reasonable attorneys' and accountants' fees, costs, and expenses) incurred in connection with the legal proceeding.

     9.13  Gender.  Unless the context otherwise requires, any pronouns,
           ------
wherever used herein, shall be deemed to include the corresponding masculine, feminine, or neuter pronouns and the plural shall include the singular, and vice versa.

     9.14  Headings.  Article and Section headings are included herein solely
           --------
for convenience and shall not be construed to modify or explain any of the substantive provisions hereof.

     9.15  Binding Effect.  This Agreement is binding upon and inures to the
           --------------
benefit of the Corporation, its successors, transferees and assigns and to the Shareholders and their respective heirs, personal representatives, successors, permitted transferees and permitted assigns. Wherever used in this Agreement, the term "Non-Voting Shareholder" shall refer to the Non-Voting Shareholders originally named above and any persons who subsequently acquire Shares for so long as they shall have any interest in the Shares, and thereafter to his or their respective heirs, representatives, successors, transferees, and assigns.

     9.16  Counterparts.  This Agreement may be executed and delivered in two
           ------------
or more substantially identical counterparts, each of which shall be an original document as to the person or persons signing it and all of which together shall constitute a single binding agreement.

     9.17  Invalid Provision.  If any provision of this Agreement is finally
           -----------------
determined by any court of competent jurisdiction to be effective only if such provision is modified to limit its duration, area, scope, or applicability, and if such determination is upheld on appeal or no appeal from such determination is taken, then the parties hereto agree that they shall amend and modify any such provision to the minimum extent required to make the provision enforceable, and they further hereby consent to the entry by a court of an order to so restrict the provision. If any provision of this Agreement shall be held invalid, the remainder of this Agreement shall continue in full force and effect.

     9.18  No Right to Continued Employment.  Nothing contained herein or by
           --------------------------------
virtue of the ownership of shares by any or all of the Non-Voting Shareholders shall create or be deemed to create any right of employment in any Non-Voting Shareholder; to limit or restrict the Corporation's or any given Non-Voting Shareholder's right to terminate such Non-Voting Shareholder's employment; or to evidence any agreement or understanding that any given Non-Voting Shareholder shall remain employed by the Corporation for any particular length of time.

     IN WITNESS WHEREOF, the Board of Directors having approved this Agreement, the Corporation has caused this Agreement to be executed and attested by its duly authorized officers, and the Shareholders have signed their names, all on the day and year first above written.

                              The GSI Group, Inc., A Delaware corporation

                              By:  /s/ John C. Sloan
                                  -----------------------------------------
                                    Its:  Chief Executive Officer


                              /s/ John C. Sloan
                              ---------------------------------------------
                              JOHN C. SLOAN


                              /s/ Jorge Andrade
                              ---------------------------------------------
                              JORGE ANDRADE


                              /s/ Howard Buffett
                              ---------------------------------------------
                              HOWARD BUFFETT

Exhibit B                                                Form of Promissory Note

                            NON-VOTING SHAREHOLDERS



/s/ Al Deutsch
------------------------
AL DEUTSCH

------------------------              ----------------------------

------------------------              ----------------------------


/s/ Dave Andricks                     /s/ Chris Van Rossem
------------------------              ----------------------------
DAVE ANDRICKS                         CHRIS VAN ROSSEM

------------------------              ----------------------------

------------------------              ----------------------------


/s/ David Vettel                      /s/ Gene Wiseman
------------------------              ----------------------------
DAVID VETTEL                          GENE WISEMAN

------------------------              ----------------------------

------------------------              ----------------------------


/s/ Russell C. Mello                  /s/ Donald Galvin
------------------------              ----------------------------
RUSSELL C. MELLO                      DONALD GALVIN

------------------------              ----------------------------

------------------------              ----------------------------


/s/ Steve Basham                      /s/  Kevin Sloan
------------------------              ----------------------------
STEVE BASHAM                          KEVIN SLOAN

------------------------              ----------------------------

------------------------              ----------------------------


/s/ Doug Meyer                        /s/ Gene Pollock
------------------------              ----------------------------
DOUG MEYER                            GENE POLLOCK

------------------------              ----------------------------

------------------------              ----------------------------